EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

CV THERAPEUTICS INITIATES PHASE III TRIAL OF CVT-3146

—Triggers $3.0 million milestone payment from Fujisawa Healthcare, Inc.—

PALO ALTO, Calif., October 28, 2003 — CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has initiated a pivotal Phase III clinical trial of CVT-3146. CVT-3146 is a selective A2A-adenosine receptor agonist being jointly developed with Fujisawa Healthcare, Inc. (Fujisawa) for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies.

This study is a double-blind trial of CVT-3146 in patients undergoing a cardiac stress test. Commencement of the study triggers a $3.0 million milestone payment from Fujisawa to CV Therapeutics.

“We are excited to move our third product into Phase III testing and we believe that the rapid bolus dosing and the selective binding of CVT-3146 to the A2A-adenosine receptor could potentially offer significant improvements for the rapidly growing population of patients needing stress imaging evaluations. We are pleased to have Fujisawa as our North American commercialization partner because of their leadership in the cardiac stress imaging marketplace,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics, Inc.

Cardiac perfusion imaging studies help detect and characterize coronary artery disease by identifying areas of poor blood flow in the heart. Approximately 6.5 million cardiac perfusion imaging studies are performed annually in the United States.

Many patients exercise on a treadmill to generate the increase in coronary blood flow necessary to perform a cardiac perfusion imaging test. However, more than a third of the patients undergoing a cardiac perfusion imaging test are unable to exercise adequately because of medical conditions such as peripheral vascular disease or arthritis. For these patients, a pharmacologic agent that temporarily increases coronary blood flow is used to mimic the increase in blood flow caused by exercise. CVT-3146 is being studied for potential use as a pharmacologic agent under these circumstances.

CVT-3146 has been designed to be delivered rapidly as a bolus and to selectively stimulate the A2A-adenosine receptor, the receptor responsible for coronary vasodilation. Current pharmacologic stress agents, which are not selective for the A2A-adenosine receptor, may cause unwanted physiological side effects.

Under a collaboration agreement providing Fujisawa with exclusive North American rights to CVT-3146, CV Therapeutics manages the clinical development program and Fujisawa will be responsible for manufacturing, selling and marketing CVT-3146 in North America, if the product is approved for marketing. Under the arrangement, Fujisawa reimburses CV Therapeutics for 75 percent of development costs and CV Therapeutics will receive a royalty on product sales of CVT-3146, if approved, and may receive a royalty on another product.

In an open label Phase II trial, CVT-3146 produced a dose-dependent increase in coronary blood flow velocity in patients undergoing cardiac catheterization. CVT-3146 was generally well-tolerated, and drug-related adverse events, including chest discomfort, increased heart rate, hypotension, flushing and shortness of breath, were mild and self-limited.

CVT-3146 has not been approved for marketing by the U.S. Food and Drug Administration (FDA) or foreign regulatory authorities. CVT-3146 presently is being investigated in clinical trials subject to a United States investigational new drug application and applicable foreign regulatory submissions. CV Therapeutics has not yet submitted a new drug application to the FDA or equivalent application to any foreign regulatory authority for CVT-3146. Neither the FDA or any foreign regulatory authority have determined CVT-3146 to be safe or effective in humans for any use.

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. If approved by the FDA, Ranexa™ would represent the first new class of anti-anginal therapy in more than 20 years. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri ™ , an A1-adenosine receptor antagonist for the potential treatment of acute and chronic congestive heart failure, is licensed to Biogen, Inc. For more information, please visit CV Therapeutics’ website at http://www.cvt.com.

Fujisawa Healthcare, Inc., headquartered in Deerfield, Illinois, develops, manufactures and markets proprietary pharmaceutical products in the United States and abroad. Fujisawa Healthcare, Inc., is a subsidiary of Fujisawa Pharmaceutical Co., Ltd., based in Osaka, Japan. Fujisawa Pharmaceutical Co., Ltd., founded in 1894, is a leading pharmaceutical manufacturer with operations in North America, Europe and Asia. Additional information on Fujisawa Healthcare, Inc., and its products can be found on the company’s web site at http://www.fujisawa.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the early stage of development; the timing of clinical trials; approval and commercialization of our products; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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